SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Meritor, Inc.
(Name of Issuer)

Common Stock, $1.00 par value
(Title of Class of Securities)

59001K100
(CUSIP Number)

Marc Weingarten and David Rosewater Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

November 18, 2014
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [ ]

(Page 1 of 22 Pages)

______________________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 2 of 22 Pages

1	NAME OF REPORTING PERSONS Castlerigg Master Investments Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,392,011 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,392,011 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 2,392,011 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 2.4%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 3 of 22 Pages

1	NAME OF REPORTING PERSONS Castlerigg International Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,392,011 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,392,011 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 2,392,011 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 2.4%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 4 of 22 Pages

1	NAME OF REPORTING PERSONS Castlerigg International Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,392,011 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,392,011 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 2,392,011 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 2.4%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 5 of 22 Pages

1	NAME OF REPORTING PERSONS Castlerigg Offshore Holdings, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,392,011 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,392,011 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 2,392,011 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 2.4%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 6 of 22 Pages

1	NAME OF REPORTING PERSONS Castlerigg Merger Arbitrage and Equity Event Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 352,168 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 352,168 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 352,168 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.4%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 7 of 22 Pages

1	NAME OF REPORTING PERSONS Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 352,168 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 352,168 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 352,168 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.4%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 8 of 22 Pages

1	NAME OF REPORTING PERSONS Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 352,168 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 352,168 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 352,168 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.4%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 9 of 22 Pages

1	NAME OF REPORTING PERSONS Castlerigg Active Investment Fund, Ltd. (f/k/a Castlerigg Global Equity Special Event Fund, Ltd.)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 210,059 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 210,059 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 210,059 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.2%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 10 of 22 Pages

1	NAME OF REPORTING PERSONS Castlerigg Active Investment Intermediate Fund, L.P. (f/k/a Castlerigg Global Equity Special Event Intermediate Fund, L.P.)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 210,059 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 210,059 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 210,059 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.2%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 11 of 22 Pages

1	NAME OF REPORTING PERSONS Castlerigg Active Investment Master Fund, Ltd. (f/k/a Castlerigg Global Equity Special Event Master Fund Ltd.)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 210,059 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 210,059 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 210,059 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.2%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 12 of 22 Pages

1	NAME OF REPORTING PERSONS Merrill Lynch Investment Solutions SICAV (on behalf of Merrill Lynch Investment Solutions – Castlerigg Equity Event and Arbitrage UCITS Fund)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 815,654 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 815,654 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 815,654 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.8%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 13 of 22 Pages

1	NAME OF REPORTING PERSONS Sandell Investment Services, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 815,654 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 815,654 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 815,654 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.8%
14	TYPE OF REPORTING PERSON CO; IA

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 14 of 22 Pages

1	NAME OF REPORTING PERSONS Pulteney Street Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 17,844 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 17,844 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 17,844 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 15 of 22 Pages

1	NAME OF REPORTING PERSONS Sandell Asset Management Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,972,082 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,972,082 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 2,972,082 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 3.0%
14	TYPE OF REPORTING PERSON CO; IA

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 16 of 22 Pages

1	NAME OF REPORTING PERSONS Thomas E. Sandell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Sweden
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,787,736 shares of Common Stock
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,787,736 shares of Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 3,787,736 shares of Common Stock
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 3.9%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 17 of 22 Pages

This Amendment No. 3 (“Amendment No. 3”) amends and supplements the statement on Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on June 9, 2014 (the “Original Schedule 13D”), Amendment No. 1 to the Original Schedule 13D, filed with the SEC on June 27, 2014 (“Amendment No. 1”) and Amendment No. 2 to the Original Schedule 13D, filed with the SEC on July 3, 2014 (“Amendment No. 2” and, together with the Original Schedule 13D, Amendment No. 1 and this Amendment No. 3, the “Schedule 13D”), with respect to the shares of common stock, par value $1.00 per share (the “Common Stock”) of Meritor, Inc., an Indiana corporation (the “Issuer”). Capitalized terms used herein and not otherwise defined in this Amendment No. 3 have the meanings set forth in the Schedule 13D. This Amendment No. 3 amends Items 3 and 5 as set forth below. This Amendment No. 3 constitutes an “exit filing” with respect to the Reporting Persons.

Item 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

The first sentence of Item 3 of the Schedule 13D is hereby amended and restated in its entirety as follows:

The Reporting Persons used a total of approximately $37,900,000 in the aggregate to acquire the shares of Common Stock reported in this Schedule 13D.

Item 5.	INTEREST IN SECURITIES OF THE ISSUER

Paragraphs (a) – (c) and (e) of Item 5 of the Schedule 13D are hereby amended and restated in their entirety as follows:

(a) – (b) The aggregate number and percentage of Common Stock to which this Schedule 13D relates is 3,787,736 shares of Common Stock, constituting approximately 3.9% of the Issuer's currently outstanding shares of Common Stock. The percentages of Common Stock reported herein are based upon the 97,844,611 Common Stock outstanding as of June 29, 2014, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the SEC on August 1, 2014.

The information required by Items 5(a) – (b) is set forth in rows 7 – 13 of the cover page for each of the Reporting Persons and is incorporated herein by reference.

By virtue of investment management agreements with Castlerigg Master Investment, CMAEE Master, CAI Master and Pulteney Partners, SAMC has the power to vote or direct the voting, and to dispose or direct the disposition, of all the shares of Common Stock beneficially owned by Castlerigg Master Investment, CMAEE Master, CAI Master and Pulteney Partners. By virtue of an investment management agreement with MLIS, SIS has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the shares of Common Stock beneficially owned by MLIS. By virtue of his direct and indirect control of SAMC and SIS, Mr. Sandell is deemed to have shared voting power and shared dispositive power with respect to all Common Stock as to which SAMC and SIS have voting power or dispositive power.

(c) Schedule B hereto (which is incorporated by reference in this Item 5 as if restated in full herein) sets forth all transactions with respect to the Common Stock effected during the past sixty days.

(e) September 19, 2014.

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 18 of 22 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: November 20, 2014

CASTLERIGG MASTER INVESTMENTS LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG INTERNATIONAL LIMITED

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG OFFSHORE HOLDINGS, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 19 of 22 Pages

CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT INTERMEDIATE FUND, L.P.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT MASTER FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG ACTIVE INVESTMENT FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 20 of 22 Pages

CASTLERIGG ACTIVE INVESTMENT INTERMEDIATE FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell

Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG ACTIVE INVESTMENT MASTER FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

MERRILL LYNCH INVESTMENT SOLUTIONS SICAV, an umbrella fund with segregated liability between sub-funds acting for and on behalf of Merrill Lynch Investment Solutions – Castlerigg Equity Event and Arbitrage UCITS Fund

By:	Sandell Investment Services, L.L.C., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

PULTENEY STREET PARTNERS, LP

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

SANDELL ASSET MANAGEMENT CORP.

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 21 of 22 Pages

SANDELL INVESTMENT SERVICES, L.L.C.

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Managing Member

/s/ Thomas E. Sandell
Thomas E. Sandell

CUSIP No. 59001K100	SCHEDULE 13D/A	Page 22 of 22 Pages

Schedule B

TRANSACTIONS IN THE ISSUER'S SHARES OF COMMON STOCK

BY THE REPORTING PERSONS

This Schedule sets forth information with respect to each transaction in shares of Common Stock that were effectuated by the Reporting Persons in the last 60 days. Unless otherwise indicated, all transactions were effectuated in the open market through a broker and all prices include brokerage commissions.

CAI Master

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
09/30/2014	(14,279)	10.88
11/18/2014	(30,795)	13.80

Castlerigg Master Investment

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
09/22/2014	(137,524)	12.26
09/30/2014	(156,517)	10.88
11/18/2014	(332,635)	13.81

CMAEE Master

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
9/30/2014	(28,877)	10.88
11/18/2014	(134,903)	13.81

MLIS

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
09/30/2014	(57,261)	10.88
10/02/2014	(25,000)	10.68
10/03/2014	(20,000)	10.97
10/15/2014	(38,500)	10.15
11/18/2014	(66,667)	13.81

Pulteney Partners

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
09/22/2014	(9,550)	12.20
09/23/2014	(2,100)	11.68
09/30/2014	(1,058)	10.88